EXHIBIT 11.

CALCULATION OF PRIMARY AND FULLY DILUTED
 EARNINGS PER COMMON SHARE
REEVES INDUSTRIES, INC. AND SUBSIDIARY
(in thousands, except per share data)

                            Quarter Ended         Nine Months Ended
                          __________________     ___________________
                          Sept 26,    Oct 2,     Sept 26,     Oct 2,
                            1993       1994        1993        1994
                          --------   -------     --------    -------


Net income                $ 1,039    $ 1,671      $ 4,157    $ 6,717
                          =======    =======      =======    =======


Earnings per common share

  Primary and
   fully diluted:

    Net income            $   .03    $   .05      $   .12    $   .19
                          =======    =======      =======    =======


Weighted average number
 of common shares
 outstanding

  Primary and
   fully diluted           34,968     35,022       34,968     35,022
                           ======     ======       ======     ======